Exhibit 10.1
Personal & Confidential
April 28, 2008
Mr. Jean-Marc Germain
Novelis North America
Mayfield Heights, Ohio
Dear Jean-Marc:
I am pleased to offer you the position of President Novelis North America based in Mayfield Heights, Ohio reporting to me. The initial terms and conditions applicable to your appointment to this position are as follows:
1. Starting Date
The effective date of this position will be May 15, 2008.
2. Salary
The position of President Novelis North America will have an initial base salary of $325,000 annually. Your compensation will be reviewed again in calendar year 2009.
3. Position Grade
The position of President Novelis North America will be a Grade 48.
4. Annual Incentive Plan
The target opportunity for your position will be 60% of your base salary annually or $195,000. The performance measures for this plan are based on Novelis business performance objectives. Depending on the level of the results, the actual bonus for FYE 2009, could be as high as two-times target or as low as zero.
5. Long Term Incentive Plan (LTIP)
Novelis is in the process of developing a new LTIP for approval by the Novelis Board. You will be eligible to participate in this new Novelis LTIP and it is anticipated that the target for Grade 48 will be $454,000.
Novelis, Inc.
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326

6. Severance
The severance amount to which you are entitled will be increased to eighteen (18) months of base pay and target bonus. You will remain at that level until such time that the severance amount for Region Presidents is reviewed after which you will have the same severance amount as the other Region Presidents.
7. Tuition Reimbursement
You will be entitled to tuition reimbursement (with tax gross-up) for one-half of the education expenses for your children for the 2009 — 2010 school year. There will be no reimbursements after the 2009 — 2010 school year.
8. Benefits
Your Novelis benefits will remain unchanged except that your flex perks amount will be increased to $11,500.
I trust the above is acceptable to you. If you have any questions about the offer, please feel free to contact me.
Sincerely,
/s/ Martha Brooks
Martha Brooks
President and Chief Operating Officer
Novelis, Inc.
Lenox Building
3399 Peachtree Road, NE Suite 1500, Atlanta, Georgia 30326